Exhibit (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We  consent  to  the  references  to  our  firm  under  the  captions "Financial
Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated January 27, 2016 relating to the financial statements of AB Global Real Estate Investment Fund, Inc. for the fiscal year ended November 30, 2015, which is incorporated by reference in this Post-Effective Amendment No. 31 to the Registration Statement (Form N-1A No. 333-08153) of AB Global Real Estate Investment Fund, Inc.

                                                           /s/ ERNST & YOUNG LLP



New York, New York
February 24, 2016